Contract for Purchase and Sales of Petrochemicals

Contract No.:

Signing Place: Xinglongtai District, Panjin

Signing Date: July 14, 2008

Seller (Party A): Panjin Liaohe Oil Field Dali Group Petrochemical Co., Ltd.

Buyer (Party B): Dalian Xingyuan Marine Fuel Co., Ltd.

Product Name	Specification	Quantity (Ton)	Unit Price (Yuan/Ton)	Transportation Fee (Yuan/Ton)	Total Amount	Delivery Time
LH No.1 Fuel oil		30000	5900	6	11,718,000	July 30, 2008
Amount in total (Capital): Say ELEVEN MILLION SEVEN HUNDRED AND EIGHTEEN THOUSAND Yuan						

The above price is purchase price excluding other fees. The actual settlement is upon the actual delivering amount. The above is provisional price, which will be adjusted to the price set in the sales meeting of the Seller.

I. Quality Requirements: The contract shall be signed after the agreement of the quality index of the oil products by the Buyer.

II. Place and Method of Delivery: Picked up in the Seller's location by Party B.

III. Means of Transportation and Expense Undertaking: Party B shall undertake the relevant expenses

IV. Standard and Method of Package: Packaged in bulk. The Buyer shall prepare oil tankers to fetch in the loading station of the Seller.

V. Calculation and Undertaking of Reasonable Losses: The settlement quantity is the actual weighed quantity that is confirmed by both parties, excluding losses after delivery.

VI. Standard, Method and Quantity of Acceptance: The quantity of the goods shall be subject to the weighed quantity; the quality shall be inspected on site by the Buyer. Objection shall be proposed before loading, otherwise, the Seller shall not be responsible for the quality issue.

VII. Settlement: Pay in full before July 14 and pick up all goods before July 30.

VIII. Responsibilities for Breach of Contract: The default party shall pay 5‰ of the total sum of the contract as penalty to the counterparty.

IX. Settlement of Disputes

Any dispute appeared in the implementation of this contract shall be settled through friendly negotiation, if the negotiation fails, any party can lodge a complaint to the court with jurisdiction of the contract signing place.

X. Agreed Terms on Safety

The Buyer shall obey the loading safety management regulations of the Seller. Both parties shall be separately responsible for any consequence cause by violating the rules. The Buyer shall be responsible for all safety issues after dispatching the trucks.

XI. Other Agreed Terms: The facsimile of this contract is valid.

Seller: Panjin Liaohe Oil Field Dali Group Petrochemical Co., Ltd	Buyer: Dalian Xingyuan Marine Fuel Co., Ltd
Unit name (seal): Contract Seal of Panjin Liaohe Oil Field Petrochemical Co., Ltd.	Unit name (seal): Contract Seal of Dalian Marine Fuel Co., Ltd
Unit address: Xingong Street, Xinglongtai District, Panjin	Unit address:
Entrusted agent:	Entrusted agent:
Legal agent:	Legal agent:
Tel (Fax): 0427-7658040	Tel (Fax):
Bank of deposit: Construction Bank of China (Panjin Branch Xinggong Subbranch)	Bank of deposit:
Account number: 73660822100002625	Accreditation No.
This contract is written in triplicate.	Time of validity: from July 14, 2008 to July 30, 2008

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